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Exhibit 10.43

[IMMUNICON LOGO]

September 16, 2002

Paul A. Liberti, Ph.D.
Unit 305
7225 Pelican Bay Blvd.
Naples, FL 34108

Re: Consulting Agreement ("Agreement") with Immunicon Corporation effective January 1, 2000, through January 1, 2002, as amended and extended to September 20, 2002

Dear Dr. Liberti:

Immunicon Corporation wishes to further extend and amend this Agreement as provided below.

The Agreement, as amended and extended to September 20, 2002, will be further extended and amended, effective September 20, 2002, as follows:

Paragraph 2 is hereby replaced in its entirety with the following:

The Term of this Consulting Agreement (the "Term") shall commence as of September 20, 2002 (the "Effective Date") and shall continue through December 31, 2003, unless this Agreement is sooner terminated in accordance with the provisions of Section 8 hereof, and shall be automatically renewed under the same terms and conditions as set forth herein, for successive one-year periods thereafter, unless terminated by either Immunicon or Consultant by the giving of written notice of termination to the other party at least thirty (30) days prior to the end of any such one-year extension.

The first sentence of Paragraph 3 is amended to read as follows:

During the Term, Consultant agrees to consult with, advise and assist Immunicon in the Field, and in accordance with the specific duties and responsibilities set forth in Attachment A.

During this further extension of the Term referred to above, the following amendments will apply to Attachment A of this Agreement:

The paragraph entitled "Field and Duties" is amended to read:

Consultant will provide advice and assistance to Immunicon broadly in the field of analytical chemistry and methods and general business matters, serve as a member of the Scientific Advisory Board of Immunicon, lead the Immunicon grant applications program, consult on Immunicon's intellectual property program and assist Immunicon personnel with respect to patent preparation and prosecution and other Intellectual property matters as requested, provide advice and consultation as Immunicon's Chief Technical Officer, and assist in identifying niche opportunities for Immunicon's magnetic particle/separation technologies. In particular, Consultant shall devote substantial effort to identifying and assisting in the acquiring of "non-traditional" funding for Immunicon, such as, without limitation, governmental and other institutional grants.

The paragraph entitled "Compensation" is amended by adding at the end thereof the following:

Consultant additionally will be compensated by being paid a cash bonus of five percent (5%) of the total net direct cash flow to Immunicon and actually received by Immunicon, resulting from Consultant's identification and acquisition of the "non-traditional" funding as set forth above; provided that if such funding or any portion thereof is provided to another institution or entity but is determined by Immunicon's management to be directly of business benefit to Immunicon, Consultant will be paid two and one-half percent (2 1/2%) of the total net amount of such funding actually received by the other institution or entity. The total amount of the cash bonus paid to Consultant in each twelve-month period of the Term of this Agreement, regardless of the amount of "non-traditional" funding received by Immunicon or the above-mentioned institutions or entities, will not exceed seventy five thousand dollars ($75,000). Consultant will also be reimbursed his ordinary, reasonable and necessary business expenses, such as airfare, rental car and hotel expenses, connected with his efforts in identifying and acquiring such "non-traditional" funding on behalf of Immunicon, provided that any portion of such expenses totaling more than $4500 in any twelve-month period of the Term of this Agreement shall be approved in advance by Immunicon prior to being reimbursed.

It is understood and agreed that all of the remaining terms and conditions of the Agreement which are not amended as set forth above shall remain unchanged and in full force and effect during this extension period and any renewal thereof.

If you are in agreement with the foregoing, please so indicate by signing both copies of this letter where indicated below, and return one signed copy to me.

Sincerely,	Accepted and Agreed:
IMMUNICON CORPORATION	Paul A. Liberti, Ph.D.
/s/ EDWARD L ERICKSON	/s/ PAUL A. LIBERTI
Edward L. Erickson Chairman, President and CEO	Date of Signature: 9/23/02.

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  Exhibit 10.43